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Exhibit 5.1

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624

         April 2, 2004

Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142

Re:
Genzyme Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") for the registration of the shares of common stock, $0.01 par value (the "Shares"), of Genzyme Corporation, a Massachusetts corporation ("Genzyme"), expected to be issued to stockholders of ILEX Oncology, Inc., a Delaware Corporation ("ILEX"), pursuant to the Agreement and Plan of Merger dated February 26, 2004 (the "Merger Agreement") among Genzyme, GLBC Corp., a Delaware corporation and a wholly-owned subsidiary of Genzyme, GLBC LLC, a Delaware limited liability company and a wholly-owned subsidiary of Genzyme, and ILEX.

We have acted as counsel to Genzyme in connection with the Merger Agreement and the proposed issuance and sale of the Shares included in the Registration Statement. We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary to render this opinion. We have relied as to certain mattters on information obtained from public officials, officers of Genzyme and other sources believed by us to be responsible, and we have assumed that the Merger Agreement has been duly authorized, executed and delivered by ILEX, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering this opinion, we have assumed that prior to the issuance of any Shares:

  (1)
  the Registration Statement, as then amended, will have become effective under the Securities Act;

  (2)
  the stockholders of ILEX will have adopted the Merger Agreement; and

  (3)
  the transactions contemplated by the Merger Agreement will be consummated.

Based on and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized and that the Shares issued and delivered pursuant to the terms and conditions of the Merger Agreement will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of The Commonwealth of Massachusetts and the Federal law of the United States.

We understand that this opinion is to be used solely in connection with the Registration Statement, and we consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm therein under the caption "Legal Matters" in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

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  Exhibit 5.1